EXHIBIT 2(a)

SHARE PURCHASE AGREEMENT

                    THIS AGREEMENT made the11th day of February, 2003,

AMONG:
PAUL ELLIOTT of the Town of Aurora in the Province of Ontario, (hereinafter "Elliott"),

- and -

JEFFREY SCOTT of the Village of Midhurst, in the Province of Ontario, (hereinafter "Scott")

(collectively, Elliott and Scott are the "Vendors")

- and -

HASTINGS INC. a corporation incorporated under the laws of Canada , (hereinafter the "Purchaser"),

- and -

ERTEL MANUFACTURING CORPORATION OF CANADA LTD. a corporation incorporated under the laws of Canada , (hereinafter the "Corporation").

          THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

1.          INTERPRETATION

1.1          Defined Terms. For the purpose of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	"Affiliate" has the meaning attributed to that term in the Securities Act (Ontario);

(b)	"arm's length" has the meaning given to that term in section 251 of the Income Tax Act (Canada);

(c)	"Associate" has the meaning attributed to that term in the Securities Act (Ontario);

(d)

"Audited Financial Statements" means the audited unconsolidated financial statements of the Corporation as at and for the financial years ended December 31, 1998, 1999, 2000 and 2001, including the notes thereto and the report of the Corporation's auditors thereon, a copy of which is annexed hereto as Schedule 1.1(d) of the Company Disclosure Schedule;

(e)

"Audited 2002 Financial Statements" means the audited unconsolidated financial statements of the Corporation as at and for the financial year ended December 31, 2002, including the notes thereto and the report of the Corporation's auditors thereon;

(f)

"best of Vendors' knowledge and belief" means the actual knowledge and belief of the Vendors without taking into account knowledge which the Vendors ought to have or should reasonably be expected to have, or the knowledge of other employees of the Corporation;

(g)	"Business" means the business currently and heretofore carried on by the Corporation consisting of packaging and distribution of automotive parts;

(h)	"Business day" means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario;

(i)	"Claim" has the meaning set out in Section 10.3;

(j)	"Class A Shares" has the meaning set out in Section 3.3;

(k)	"Class B Shares" has the meaning set out in Section 3.3;

(l)	"Closing Certificates" has the meaning set out in Section 9.1(a);

(m)	"Closing Date" means March 17, 2003 or such other date as may be mutually agreed upon by the Vendors and the Purchaser;

(n)	"Closing Financial Statements" has the meaning set out in Section 2.3;

(o)	"Common Shares" means the common shares in the capital of the Corporation;

(p)	"Company Disclosure Schedule" means the disclosure schedule delivered by the Corporation to the Purchaser pursuant to Section 3 of this Agreement;

(q)	"Confidentiality Agreement" means the confidentiality agreement between the Vendors, the Purchaser and the Corporation dated December 11, 2002;

(r)	"Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option,

instrument or other commitment, whether written or oral;

(s)	"Current Assets" means the aggregate of cash, accounts receivable less than 90 days old and saleable inventory of the Corporation as at the opening of business on the Closing Date;

(t)	"Current Liabilities" means current liabilities of the Corporation as at the opening of business on the Closing Date determined in accordance with GAAP;

(u)	"Deductible" has the meaning set out in Section 10.1;

(v)	"Delivery Date" means on or before ten business days following execution of this Agreement;

(w)	"Direct Claim" has the meaning set out in Section 10.3;

(x)

"EBITDA" means, for the relevant fiscal year of the Corporation, net income for such period determined in accordance with GAAP plus, to the extent deducted in the determination of net income for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization expense, (iv) all other non-cash charges, but excluding unusual or extraordinary items and excluding interest income;

(y)	"Employee Plans" has the meaning set out in Section 3.35;

(z)	"Employees" has the meaning set out in Section 3.37;

(aa)

"Employment Legislation" means, collectively, the Labour Relations Act, 1995 (Ontario), the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act (Ontario), the Pension Benefits Act (Ontario), the Workers' Compensation Act (Ontario) and the Employment Insurance Act (Canada) and any similar legislation in any other jurisdiction in which the Business is conducted;

(bb)

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, restriction, right of occupation, any matter capable of registration against title, any option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(cc)

"Environmental Law" means any statute, code, by-law, regulation, published policy, permit, consent, approval, license, judgment, order, writ, decision, directive, common-law rule (including, without limitation, the common law respecting nuisance and tortious liability), decree, agency interpretation, injunction, agreement or authorization or requirement, whether federal, provincial, territorial, municipal or local, relating to;

(i)	filings, registrations, emissions, discharges, spills, releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into the air,

surface or ground water, water courses, water or sewage treatment works, drains, sewer systems, wetlands, septic systems or onto land;

(ii)

the import, export, use, distribution, treatment, storage, disposal, discharge, packaging, handling, processing, manufacturing, transportation, shipment, clean-up or other remediation of Hazardous Substances, materials containing Hazardous Substances or the equipment or apparatus containing Hazardous Substances; and

(iii) pollution or the protection of human health or the environment, including workplace health or safety;

(dd)	"Environmental Permits" has the meaning set out in Section 3.34(b);

(ee)	"Estimated 2002 EBITDA" has the meaning set out in Section 2.2(b);

(ff)	"Estimated Purchase Price" has the meaning set out in Section 2.2(c);

(gg)	"Estimated Retained Earnings" has the meaning set out in Section 2.2(b);

(hh)	"ETA" means the Excise Tax Act (Canada), as amended from time to time;

(ii)	"Excess Current Liabilities" has the meaning set out in Section 2.5(c);

(jj)	"Filter Business" means the business of the Filter Company, namely distribution of filters for automobiles supplied to it by Clarcor;

(kk)	"Filter Company" means Syzygy Auto Distribution Inc., a corporation incorporated under the laws of Ontario;

(ll)	"Financial Statements" means the Unaudited Financial Statements and the Interim Financial Statements;

(mm)	"Financial Statement Date" means December 31, 2001;

(nn)

"Five Year EBITDA" means the total EBITDA of the Corporation for the five (5) fiscal years ending December 31, 1998, 1999, 2000, 2001 and 2002 excluding any income or loss from the Corporation's interest in the Subsidiaries;

(oo)	"Formula Amount" means the sum of (a) Five Year EBITDA plus (b) Retained Earnings, minus (c) $1 million;

(pp)	"GAAP" means Canadian generally accepted accounting principles;

(qq)	"GST" means any and all taxes payable under Part IX of the ETA or under any provincial legislation similar to Part IX of the ETA;

(rr)	"Hazardous Substance" means any substance, in solid, liquid or gaseous form, which is

(i)

a substance considered, defined, designated or classified by or under an Environmental Law to be dangerous goods, a contaminant, a hazardous product or material, a toxic or designated substance which may adversely affect human health or the environment or a waste;

(ii) a substance with respect to which any Environmental Law requires environmental investigation, monitoring, reporting or remediation; or

(iii)

a substance capable of posing a risk of injury or damage to health, safety, property or the environment, including but not limited to, without in any way limiting the definition in Section 1.1(rr)(i), all substances, wastes, pollutants, contaminants, chemicals or materials regulated by or defined, designated or classified under any Environmental Law;

(ss)	"Indemnified Party" has the meaning set out in Section 10.3;

(tt)	"Indemnifying Party" has the meaning set out in Section 10.3;

(uu)

"Intellectual Property" means all registered or pending or common law intellectual property issued to or owned or held by the Corporation or used by the Corporation in carrying on the Business including, without limiting the generality of the foregoing, all trade or brand names, business names, domain names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blueprints, drawings and designs, formulae, processes, technology and other intellectual property issued to or owned or held by the Corporation or used by the Corporation in carrying on the Business, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(vv)

"Interim Financial Statements" means the unaudited non-consolidated financial statements of the Corporation as at and for the 11 month period ended November 30, 2002, copies of which financial statements are annexed hereto as Schedule 1.1(vv) of the Company Disclosure Schedule;

(ww)	"Leased Property" has the meaning set out in Section 3.11;

(xx)	"Leases" has the meaning set out in Section 3.13;

(yy)	"Letter Agreement" means the letter agreement signed by the Vendors, the Purchaser and and the Corporation on January 9, 2003;

(zz)	"Licences" has the meaning set out in Section 3.21;

(aaa)

"Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs, expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and decreases in value arising directly or indirectly as a consequence of such matter;

(bbb)	"major customer" has the meaning set out in Section 3.39;

(ccc)	"Material Contract" has the meaning set out in Section 3.19;

(ddd)	"Permitted Encumbrances" means:

(i)

in respect of Real Property, the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and any statutory exceptions to title (provided the same have been complied with);

(ii)

easements, servitudes, encroachments, party wall agreements, rights of way, restrictive covenants and other similar rights and agreements (including, without limiting the generality of the foregoing, easements, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables);

(iii)

liens for taxes, assessments or governmental charges or levies not yet due or delinquent or the validity of which is being contested in good faith by the Corporation, provided that the Corporation has provided security in the form of a security interest in assets which in the opinion of the Purchaser, acting reasonably, is sufficient to prevent any lien, charge or encumbrance being enforced against the Corporation;

(iv)

undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority which have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or which relate to obligations not due or delinquent;

(v)

assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease, and liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(vi) security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(vii)

unregistered purchase money security interests arising under contracts for the supply of goods and materials entered into in the ordinary course of business which secure the unpaid balance of the purchase price for goods and/or materials purchased thereunder which are due and payable (and have been outstanding) for not more than 30 days after delivery of the invoice therefor; and

(viii)

the Encumbrances described on an Ontario Personal Property Security Act search against the Corporation current to January 28, 2003 provided it is in respect of assets used by the Corporation in the ordinary course of business and reflected in the Unaudited Financial Statements or any other encumbrance incurred in the ordinary course of business for assets used in the Business;

(eee)	"proceedings" has the meaning set out in Section 3.28;

(fff)	"Promissory Note" has the meaning set out in Section 2.2(d)(iii);

(ggg)	"Purchase Price" has the meaning set out in Section 2.2;

(hhh)	"Purchased Shares" has the meaning set out in Section 2.1;

(iii)	"Real Property" has the meaning set out in Section 3.11;

(jjj)

"Retained Earnings" means the retained earnings of the Corporation as at December 31, 2002 determined in accordance with GAAP consistent with past practices, except where GAAP requires otherwise, less the aggregate of (a) the amount receivable from Michigan 99 Inc. as at December 31, 2002 plus (b) $310,000;

(kkk)

"Subsidiaries" means Michigan 99 Inc., a corporation incorporated under the laws of the state of Michigan and Syzygy Auto Distribution Corp., a corporation incorporated under the laws of the state of Texas;

(lll)	"Supply Agreement" has the meaning set out in Section 6.23;

(mmm)

"Taxes" means all federal, provincial, local and foreign taxes, duties, levies, assessments, reassessments, imposts or governmental charges including without limitation, income, sales, profits, capital, uses, occupancy, real or personal property, import, excise, payroll, franchise, and goods and services taxes imposed by any jurisdiction applicable to the Corporation or the Subsidiaries and shall include interest, dues, penalties and fines;

(nnn)	"Third Party" has the meaning set out in Section 10.5;

(ooo)	"Third Party Claim" has the meaning set out in Section 10.3;

(ppp)	"Time of Closing" means 10 a.m. (Toronto time) on the Closing Date;

(qqq)

"Unaudited Financial Statements" means the unaudited [non-consolidated] management financial statements of the Corporation as at and for the fiscal year ended December 31, 2002, including the year-end adjustments and draft notes thereto; and

(rrr)	"Workers' Compensation Tribunal" means, collectively, the Workers' Compensation Board and the Workers' Compensation Appeals Tribunal under the Workers' Compensation Act (Ontario).

1.2          Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

1.3          Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule refers to the specified Article or Section of, or Schedule to, this Agreement.

1.4          Number, Gender and Persons. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5          Vendors' and Corporation's Knowledge. For the purposes of any reference in this Agreement to "knowledge of the Vendors", "knowledge of the Vendors and the Corporation", or "knowledge of the Vendors, the Corporation and the Subsidiaries" the knowledge (actual or deemed) of any of the Vendors, the Corporation and the Subsidiaries shall be deemed to be the knowledge of each of the Vendors, the Corporation and the Subsidiaries, and with respect to the Corporation and the Subsidiaries, the Corporation and the Subsidiaries shall be deemed to have knowledge of any fact or circumstance which is, or with ordinary diligence ought reasonably to be known by: (i) any person holding the office or position or fulfilling the function of a director, officer or senior manager of the Corporation or such Subsidiaries; or (ii) any other employee or agent of the Corporation or such Subsidiaries who, having regard to his or her position, job description or responsibilities, should reasonably be expected to have knowledge or information relevant to the matter in question.

1.6          Ordinary Course of Business. Any reference in this Agreement to the "ordinary course of business" shall mean the ordinary and normal course of the Business, consistent with the practice of the previous 2 years.

1.7          Entire Agreement. This Agreement, taken together with exhibits and schedules to this Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided or in the exhibits and schedules to this Agreement.

1.8          Time of Essence. Time shall be of the essence of this Agreement.

1.9          Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

1.10          Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11          Best Efforts. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person under the terms of any agreement as it stood prior to the date of this Agreement, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation, nor permit the Vendors (without the consent of the Purchaser) to change any contractual rights or obligations relating to the Corporation or the Purchaser.

1.12          Schedules.

(a)

The following Schedules and any additional Schedules delivered pursuant to Article 3 or 4 to this agreement will form part of the Company Disclosure Schedule and, when delivered by the Corporation and the Vendors and accepted by the Purchaser, will form part of this Agreement:

	Schedule 1.1(d)	-	Audited Financial Statements

	Schedule 1.1(vv)	-	Interim Financial Statements

	Schedule 1.1(ddd)	-	Permitted Encumbrances

	Schedule 1.1(qqq)	-	Unaudited Financial Statements

	Schedule 3.1	-	Jurisdictions in which Business is Located

	Schedule 3.9A	-	Property and Assets not in Good Repair

	Schedule 3.9B	-	Location of Assets

Schedule 3.10	-	Title to Personal Property

Schedule 3.11	-	Owned and Leased Real Property

Schedule 3.13	-	Real Property Leases

Schedule 3.16	-	Intellectual Property

Schedule 3.17	-	Insurance Policies

Schedule 3.19	-	Material Contracts

Schedule 3.21	-	Licences and Permits

Schedule 3.22A	-	Regulatory Consents and Approvals

Schedule 3.22B	-	Contractual Consents and Approvals

Schedule 3.23	-	Interim Financial Statements - Exceptions to GAAP

Schedule 3.28	-	Legal and Regulatory Proceedings

Schedule 3.30	-	Corporation's GST Registration Number

Schedule 3.31	-	Accounts and Attorneys

Schedule 3.32	-	Directors and Officers

Schedule 3.33	-	Related Party Transactions

Schedule 3.34	-	Environmental Matters

Schedule 3.35	-	Employee Plans

Schedule 3.36A	-	Collective Agreements

Schedule 3.37A	-	Employees

Schedule 3.37B	-	Absent Employees

Schedule 3.37C	-	Charges Under Employment Legislation

Schedule 3.37D	-	Workers' Compensation Benefits

Schedule 3.37E	-	Changes in Rating Assessment

	Schedule 3.37F	-	Successor Employees

	Schedule 3.37G	-	Employee Claims

	Schedule 3.39A	-	Major Customers

	Schedule 3.39B	-	Rebates, Discounts and Allowances

	Schedule 3.40	-	Product Warranties

	Schedule 5.5	-	Purchaser's Consents and Approvals

	Schedule 6.7	-	Leased Vehicles

(b)	The following Exhibits are attached to and form part of this Agreement:

	Exhibit 2.2	-	Form of Promissory Note

	Exhibit 2.2(d)	-	Escrow Agreement

	Exhibit 7.1(h)	-	Form of Non-Competition Agreement

	Exhibit 7.1(i)	-	Form of Opinion of Vendors' Counsel

	Exhibit 7.1(k)	-	Form of Release

2.          PURCHASE AND SALE OF PURCHASED SHARES

2.1          Purchase and Sale of Purchased Shares. Subject to the terms and conditions hereof, the Vendors covenant and agree to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendors all but not less than all the issued and outstanding Common Shares, Class A Shares and Class B Shares (the "Purchased Shares") of the Corporation free and clear of all Encumbrances.

2.2          Purchase Price.

(a)

The purchase price payable by the Purchaser to the Vendors for the Purchased Shares (the "Purchase Price") shall be equal to the greater of (i) $9.2 million plus the amount by which the sum of (a) Five Year EBITDA plus (b) Retained Earnings exceeds (c) $10.5 million and (ii) $9.2 million.

(b)

On or before the earlier of (i) the Delivery Date and (ii) February 28, 2003, the Vendors and the Corporation shall prepare, in accordance with GAAP applied on a consistent basis, and deliver to the Purchaser the Unaudited Financial Statements along with the Vendors' preliminary calculation of EBITDA for the fiscal period ended December 31, 2002 calculated in a manner consistent with the calculation of EBITDA for the prior four fiscal years ("Estimated 2002 EBITDA") and the Vendors' preliminary calculation of Retained Earnings ("Estimated Retained Earnings"). The Purchaser shall have a period of 15 days to review the Vendors' calculations, and the calculations shall also be reviewed in the context of Section 7.1(m). If the Purchaser does not object to the Vendors' calculations within such 15-day period, then the Purchaser shall be deemed to have agreed to the Vendors' calculations. If the Purchaser objects to the Vendors' calculations within such 15-day period, it shall notify the Vendors in writing of its objections in reasonable detail and, subject to compliance or waiver of the conditions of closing contained in Article 7, the parties shall proceed with the Closing. If the parties are unable to resolve their differences within 30 days after the Purchaser's objection notice is delivered to the Vendors, then the disputed matter shall be referred to Hards, Pearson a regionally recognized accounting firm with no prior material relationships with the Vendors or the Purchaser and the determination of Hards, Pearson of the disputed matter(s) shall be binding on the parties.

(c)	The estimated Purchase Price at Closing shall be $9,200,000 ("Estimated Purchase Price").

(d)	Purchaser shall pay the Purchase Price to the Vendors as follows:

(i)

A deposit in the amount of $200,000 shall be paid to the Vendors' solicitor, Damir Vrancic in trust on execution of this Agreement, to be held pursuant to the terms of Exhibit 2.2(d) and to be applied against the Purchase Price on Closing;

(ii)	Purchaser shall at Closing pay the sum of $5,800,000 (the "Cash Payment").

(iii)

Subject to the adjustments provided for in Sections 2.5(a), 2.5(b), 2.5(c), 6.12, 6.21, and 10.10 below, Purchaser shall deliver a subordinated, secured, interest bearing promissory note of the Purchaser for the balance of the Purchase Price substantially in the form of Exhibit 2.2 (the "Promissory Note") payable in 20 equal quarterly installments of principal in an amount designed to pay in full the principal sum outstanding over five (5) years and shall bear interest at the rate of prime plus 1.5%, where the prime rate is prime rate determined from time to time by the Toronto Dominion Bank with interest on the principal balance outstanding from time to time calculated and payable monthly. The Purchaser shall have the option of paying any portion or all of the remaining balance of the Promissory Note without notice, penalty or bonus, at any time. If the Purchaser elects to pay the entire principal balance, accrued interest to the date of payment shall also be payable. If the Purchaser arranges for additional purchase financing and the principal amount of the Promissory Note is reduced to $2,700,000 the principal amount shall be payable in 16 equal quarterly installments of principal in an amount designed to pay in full the principal sum outstanding over four (4) years (with other terms remaining unchanged).

(iv)

Payment of the amount evidenced by the Promissory Note shall be secured by a general security agreement in favour of the Vendors covering all of the assets of the Purchaser and the Corporation other than real estate, subject to the approval of the Purchaser's lenders. Under the general security agreement the Purchaser will agree to comply with the same covenants with respect to financial ratios and restraints on dividends or other distributions to the shareholder of the Purchaser as are contained in the terms of the credit facility the Purchaser will enter into with its operating and or purchase financing lender, as applicable, with such covenants in the general security agreement being automatically revised from time to time to match changes in the covenants in favour of the senior lenders. If the Purchaser's lenders do not prohibit it the Purchaser will grant the Vendors a collateral second mortgage over its Barrie facility. If such collateral second mortgage is prohibited, the Purchaser agrees not to give a second mortgage over its Barrie property unless it is given as collateral security for its operating credit facility and it gives at the same time a collateral third mortgage over such property in favour of the Vendors. Such security in favour of the Vendors will be fully subordinated to security in favour of the Purchaser's lenders and any replacement lenders from time to time for the Purchaser's operating line and purchase financing. In addition to the covenants in the general security agreement in favour of the Vendors corresponding to those in favour of the Purchaser's senior lenders, the Purchaser shall also covenant in such general security agreement that:

(A)

its credit facilities, other than its first mortgage over its Barrie property and purchase money security interests, shall not while there is a balance remaining to be paid under the Promissory Note exceed at any time for operating and term loans the principal sum of (1) $8,500,000, plus (2) the amount of principal evidenced by the Promissory Note repaid to the Vendors after Closing to the relevant time;

(B)

it will not give a first mortgage over the Barrie facility in excess of $2,800,000 while there remains a balance owing on the Promissory Note, without the Vendors' consent, which consent will not be unreasonably withheld.

2.3	(a)

Audited 2002 Financial Statements. As soon as is practicable, and in any event no later than 60 days following Closing, the Purchaser shall deliver to the Vendors the Audited 2002 Financial Statements prepared in accordance with GAAP applied on a basis consistent with past practices and the Purchaser's calculations of EBITDA for the fiscal period of the Corporation ended December 31, 2002 and Retained Earnings as at December 31, 2002.

	(b)	Closing Financial Statements. As soon as is practicable, and in any event not later than 60 calendar days following the Closing Date, the Purchaser shall deliver to the Vendors an unconsolidated unaudited balance sheet for the Corporation as of the opening of business on the Closing Date together with the Purchaser's calculations of the Corporation's Current Liabilities and Current Assets as at the Closing Date (collectively, the "Closing Financial Statements"). The Closing Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with the Unaudited Financial Statements and shall present fairly the non-consolidated financial position of the Corporation as at the Closing Date and the non-consolidated, sales, earnings and results of operations for the period between December 31, 2002 and the Closing Date for purposes of determining whether Current Liabilities exceed Current Assets at Closing.

(c)

The Corporation and the Purchaser shall bear the responsibility and expense of preparing all necessary financial statements and filing all necessary income tax returns and other documentation required by Canada Customs and Revenue Agency for the Corporation as a result of the change in control of the Corporation as contemplated by this Agreement.

2.4          Disputes Concerning Financial Statements. The Audited 2002 Financial Statements, the Purchaser's calculations of EBITDA for the fiscal period ended December 31, 2002 and Retained Earnings as at December 31, 2002, and the Closing Financial Statements shall be final, conclusive and binding on the Vendors unless within 30 days after they are delivered by Purchaser to Vendors, Vendors notify Purchaser of Vendors' objections thereto, specifically listing the disputed items and amounts and the facts and accounting principles supporting each objection of the Vendors. If the Vendors give notice of objection, the parties agree to attempt to resolve the matters in dispute within 30 days from the date the Purchaser receives the notice. If the parties cannot resolve all matters in dispute within such 30-day period, all unresolved matters shall be submitted to Hards, Pearson for resolution, and Hards, Pearson shall be given access to all materials and information reasonably requested by it for such purpose. Hards, Pearson shall be guided in reaching a determination with respect to the disputed matters by the applicable provisions of this Agreement. The determination of Hards, Pearson of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party. The fees and expenses of Hards, Pearson shall be borne equally by the parties. Affected calculations shall be modified to the extent required to give effect to the determination of Hards, Pearson and shall be deemed to have been approved as of the date of such determination.

2.5          Purchase Price Adjustments.

(a)	The balance of the Promissory Note shall be decreased on a dollar for dollar basis for all costs related to Purchaser's environmental assessment of the Corporation's Quebec City property.

(b)

If the Formula Amount as determined from the Audited 2002 Financial Statements is less than the Estimated Purchase Price, the principal balance of the Promissory Note shall be decreased by an amount equal to the difference provided, however, that the amount of the Promissory Note shall not be reduced below $3,200,000 except pursuant to sections 2.5(c) or as may be agreed as contemplated by Section 7.1(m). If the Formula Amount exceeds the Estimated Purchase Price the principal balance of the Promissory Note shall be increased by an amount equal to such excess.

(c)	The Purchase Price shall be reduced by any amounts by which any pre-closing reorganization of the Vendors reduces the retained earnings of the Corporation as at Closing below the Retained Earnings.

3.	REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE CORPORATION

          The Vendors and the Corporation jointly and severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

3.1          Organization and Status.

(a)	The Corporation is validly existing in good standing under the laws of its jurisdiction of incorporation.
(b)

The Corporation is duly registered, licensed or qualified to carry on business as an extra-provincial or foreign corporation under the laws of the jurisdictions set out in Schedule 3.1 of the Company Disclosure Schedule, being the only jurisdictions in which the nature of the Business makes such registration, licensing or qualification necessary.

3.2          Corporate Power and Authorization. The Corporation has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, to own or lease its property and to carry on the Business as now being conducted by it. This Agreement has been duly authorized by the Corporation. Each of the agreements, contracts and instruments required by this Agreement to be delivered by the Corporation at the Time of Closing has been duly authorized by the Corporation. This Agreement has been duly executed and delivered by the Corporation and is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. At the Time of Closing, each of the agreements, contracts and instruments required by this Agreement to be delivered by the Corporation will be duly executed and delivered by the Corporation and will be valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3          Authorized and Issued Capital. The authorized capital of the Corporation consists only of an unlimited number of Common Shares, an unlimited number of Class "A" non-voting, non-cumulative and non-participating special shares, redeemable and retractable at $1 per share (the "Class A Shares") and an unlimited number of Class "B" non-voting, non-cumulative and non-participating special shares, redeemable and retractable at $1 per share (the

"Class B Shares") of which 100 Common Shares, 50 Class A Shares and 50 Class B Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.

3.4          No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendors of any of the Purchased Shares.

3.5          No Options. No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation.

3.6          Ownership of Purchased Shares. The Vendors are the beneficial owners of record of the Purchased Shares with Elliott and Scott each being the beneficial owner of record of 50 Common Shares, 25 Class A Shares and 25 Class B Shares of the Corporation, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement. Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares will be owned by the Purchaser as the beneficial owner of record, with good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser).

3.7          No Subsidiaries. Except for the Subsidiaries, the Corporation does not own and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, firm or corporation, and the Corporation does not have any agreements to acquire or lease any other business operations.

3.8          No Violation. Except as set forth in Schedules 3.22A and 3.22B of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby:

(a)	will require any authorization, consent, approval, exemption or other action by, or notice to, any governmental agency, authority, regulatory body or court;

(b)

will violate or conflict with the Corporation's constating documents or by-laws, or subject to obtaining the consents referred to in Schedules 3.22A and 3.22B of the Company Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any Contract to which the Vendors, the Corporation or the Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(c)	will, to the best of the Vendors' knowledge and belief without due inquiry, result in the termination of, any additional payment under, or the change in any terms of, or accelerate the performance of any obligation required by (or give rise to a right of any party thereto, exercisable on notice or otherwise, to terminate, to require that any additional payment be made under, to change any terms of, or to accelerate the performance of any obligation under) any Contract to which the Vendors, the Corporation or the Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(d)	will result in the creation of any Encumbrance upon any of the property or assets of the Corporation; or

(e)	will violate or conflict with any Licence held by the Corporation which is necessary to the ownership of the Purchased Shares or the operation of the Business.

3.9          Business of the Corporation. The Business is the only business operation carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business. Except for the property and assets listed in Schedule 3.9A of the Company Disclosure Schedule, all of the property and assets owned and used by the Corporation are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business due to inadequate maintenance of any of the property and assets owned and used by the Corporation. With the exception of inventory in transit, all the tangible assets of the Corporation are situate at the locations set out in Schedule 3.9B of the Company Disclosure Schedule.

3.10          Title to Personal Property. All of the property and assets used by the Corporation in the conduct of the Business are owned by the Corporation as the absolute and beneficial owner thereof with a good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. The Corporation has, and at the Time of Closing will have, the exclusive right to possess, use, occupy and dispose of all of its property and assets, subject only to the rights of the other parties to the Contracts listed in Schedule 3.10 of the Company Disclosure Schedule.

3.11          Location of Real Property. Schedule 3.11 of the Company Disclosure Schedule sets forth a municipal address and a complete and accurate legal description of all the real property owned by the Corporation (the "Real Property") and the municipal addresses of the real properties leased by the Corporation (the "Leased Property"). The Corporation does not own or lease and has not agreed to acquire or lease any real property or interest in real property other than the Real Property and the Leased Property.

3.12          Title to Real Property. The Corporation has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, all the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. All buildings, structures, improvements and appurtenances situated on the Real Property and to the knowledge of the Vendors the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Corporation has adequate rights of ingress and egress for the operation of the Business in the ordinary course of business. Without limiting the generality of the foregoing:

(a)

the Real Property, and to the best of the Vendors' knowledge and belief, without due inquiry, the Leased Property, the current uses thereof and the conduct of the Business comply with all applicable regulations, statutes, enactments, laws and by-laws, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(b)

no alteration, repair, improvement or other work has been ordered, directed or requested in writing to the Corporation to be done or performed to or in respect of the Real Property, or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority which alteration, repair, improvement or other work has not been completed, and the Vendors know of no written notification having been given to it of any such outstanding work, deficiency notice or other written notice being ordered, directed or requested other than those which have been complied with;

(c)

all accounts for work and services performed and materials placed or furnished upon or in respect of the Real Property or the Leased Property at the request of the Corporation have been fully paid and satisfied, and no person is entitled to claim a lien under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada against the Real Property, the Leased Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed, and the Corporation has not failed to withhold the full amount of all holdbacks required to be withheld under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada in respect of amounts due under any contract for work or services performed or materials placed or furnished upon or in respect of the Real Property or the Leased Property;

(d)

to the best of the Vendors' knowledge and belief, without due inquiry, all of the Real Property (including all buildings, improvements and fixtures) is fit for its present use, the buildings (including the foundation, the outer and inner walls, the roof and the roof membrane) and are to the knowledge of the Vendors free from structural defects or weaknesses and, without limiting the generality of the foregoing, the roof and the mechanical, electrical, heating, ventilating, air-conditioning, plumbing and drainage equipment and similar systems are in a good state of repair and are in good working order and to the knowledge of the Vendors there are no repairs to, or replacements thereof which are necessary or advisable; and none of the Real Property is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated;

(e)

to the best of the Vendors' knowledge and belief, without due inquiry, all of the Real Property is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against the Real Property (including development or improvement levies, charges or fees); and

(f)

all buildings and other structures located on the Real Property and, to the best of the Vendors' knowledge and belief, without due inquiry, the Leased Property are not now and have never been insulated with urea formaldehyde foam insulation, nor do such buildings or structures contain any aluminum wiring, PCBs, friable asbestos or other substance containing asbestos and deemed hazardous by any laws or regulations of Canada, the Province of Ontario or the Province of Quebec.

3.13          Real Property Leases. Neither the Corporation nor the Subsidiaries is a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases described in Schedule 3.13 of the Company Disclosure Schedule relating to the Leased Property (the "Leases"). Schedule 3.13 of the Company Disclosure Schedule sets out the parties to each of the Leases, their dates of execution and expiry dates, the term, any options to renew, the locations of the leased lands and premises, the rent and other amounts payable thereunder and have attached thereto full copies of each of the Leases and any amendments thereto. Except as described in Schedule 3.13 of the Company Disclosure Schedule, the Corporation occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect, free and clear of any Encumbrances, and neither the Corporation, nor any other party thereto is in breach of any covenants, conditions or obligations contained therein or has received or given notice alleging such breach. The Corporation is not obligated to pay any leasing or brokerage commission relating to any Lease, nor will it have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any Lease remains to be performed or paid for by the Corporation. There are not at the present time any disputes between the Corporation and any other party relating to provisions of any Lease, the state of repair of the premises demised thereunder, the payment of rent, the calculation or payment of operating costs or realty taxes or payments or anything else.

3.14          Inventories. The Corporation's accounting policy in respect of inventory is (a) to accrue a reserve for obsolescence of $3,600 per month; (b) to write off (i) 50% of the book value of any inventory of a particular item if there have been no sales for 12 months, and (ii) 100% of the book value of any inventory of a particular item if there have been no sales for 24 months; and (c) to write off the book value of any item which is not useable or saleable in the ordinary course of business. The inventory levels of the Corporation have been maintained at such amounts as are required for the operation of the Business as previously conducted, and such inventory levels are adequate therefor.

3.15          Accounts Receivable. All accounts receivable, book debts and other debts due or accruing to the Corporation are bona fide and good and, subject to an allowance for doubtful accounts which has and will at Closing be reflected on the books of the Corporation in accordance with GAAP, collectible without set-off or counterclaim.

3.16          Intellectual Property. Schedule 3.16 of the Company Disclosure Schedule sets out all registered or pending Intellectual Property (including particulars and status of registration or application for registration) and all licences, registered user agreements and other Contracts which comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, domain names, trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, know-how, computer software, inventions, designs and other industrial or intellectual property sufficient to conduct the Business. The Corporation is the legal and beneficial owner of the Intellectual Property, free and clear of all Encumbrances, licences or sublicences (except for the Intellectual Property listed in Schedule 3.16 of the Company Disclosure Schedule which is identified as being licensed to the Corporation), and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property, except as set out in Schedule 3.16 of the Company Disclosure Schedule. The conduct of the Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. To the knowledge of the Vendors and the Corporation, there exist no claims of any infringement or breach of any industrial or intellectual property rights of any other person, and neither the Corporation nor the Vendors has received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, or the trade secrets, know-how or confidential or proprietary information of any other person. To the best of the Vendors' knowledge and belief, there exists no infringement or violation of any of the rights of the Corporation in the Intellectual Property, nor does there exist any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendors have provided to the Purchaser a true and complete copy of all Contracts and amendments thereto which comprise or relate to the Intellectual Property.

3.17          Insurance. The Corporation has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Schedule 3.17 of the Company Disclosure Schedule sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation on its property and assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Corporation. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Vendors have provided to the Purchaser a true copy of each insurance policy referred to in Schedule 3.17 of the Company Disclosure Schedule.

3.18          No Expropriation. No property or asset of the Corporation has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor are the Vendors or the Corporation aware of any intent or proposal to give any such notice or commence any such proceeding.

3.19          Agreements and Commitments. Other than in respect of inventory, where the Corporation makes large inventory purchases from time to time but is not committed to purchase on an annual or other periodic basis any minimum quantities from any of its suppliers (other than situations where suppliers will not sell less than a specified minimum number if a particular product is ordered) and does not have any blanket purchase orders outstanding, except as disclosed on Schedule 3.19 of the Company Disclosure Schedule or any other Schedule to this Agreement, the Corporation is not a party to or bound by any Contract relating to the property, assets or operations of the Corporation or the Business, or entered into in connection with carrying on the Business, including, without limiting the generality of the foregoing:

(a)	any distributor, sales, advertising, agency or manufacturer's representative Contract;

(b)	any collective bargaining agreement or other Contract with any labour union;

(c)	any continuing Contract for the purchase of assets, materials, supplies, equipment or services involving more than $20,000;

(d)

any written employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the Corporation without cause on reasonable notice;

(e)

any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f)

any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(g)	any commitment for charitable contributions or gifts (whether or not legally binding);

(h)	any Contract for capital expenditures, excepting Contracts not exceeding $10,000;

(i)	any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of business;

(j)	any Contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(k)

any Contract pursuant to which the Corporation is a lessee, whether in respect or real or personal property, except for the Leases and except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under such lease or agreement and under any related service or maintenance or similar contract do not exceed $10,000;

(l)

any confidentiality, secrecy or non-disclosure Contract (whether the Corporation or the Subsidiaries is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(m)	any joint venture, profit or revenue sharing agreement, partnership agreement or other business combination;

(n)	any licence, franchise, royalty or other agreement which relates in whole or in part to any Intellectual Property;

(o)

any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person (except for cheques endorsed for collection);

(p)

any Contract which expires, or may expire if the same is not renewed or extended at the option of any person other than the Corporation or the Subsidiaries, more than one year after the date of this Agreement;

(q)	any Contract entered into by the Corporation or the Subsidiaries other than in the ordinary course of business; or

(r)	any other Material Contract.

          For the purposes of this Section 3.19, a Material Contract means any contract, agreement or commitment made in the ordinary course of business if it requires or may require the provision by the Corporation or the Subsidiaries to any person of goods or services, or the making of a financial obligation by the Corporation or any of the Subsidiaries, having a fair market value in excess of $20,000.

          The Corporation and the Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all benefits under, and are not in default or alleged to be in default in respect of, any Contract relating to the Business to which they are a party or by which they are bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Vendors have provided to the Purchaser a true and complete copy of each Contract listed or described on all of the Schedules to this Agreement and all amendments thereto.

3.20          Compliance With Laws. The Corporation and the Subsidiaries is conducting the Business in compliance with all applicable laws, regulations, by-laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which the Business is carried on.

3.21          Licences. Schedule 3.21 of the Company Disclosure Schedule sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Corporation or the Subsidiaries, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the property or assets utilized by the Corporation. Each Licence is valid, subsisting and in good standing and neither the Corporation nor the Subsidiaries is in default or breach of any Licence and, to the knowledge of the Vendors, the Corporation and the Subsidiaries, no proceeding is pending or threatened to revoke or limit any Licence. All fees and charges incident to the Licences have been fully paid and are current. The Vendors have provided a true and complete copy of each Licence and all amendments thereto to the Purchaser.

3.22          Consents and Approvals. Except for the consents and approvals set out in Schedule 3.22A and 3.22B of the Company Disclosure Schedule, no authorization, consent or approval of, or filing with or notice to:

(a)	any governmental agency, regulatory body or court; or

(b)	any party to a Contract to which the Corporation or the Vendors (in respect of the Corporation or the Business), is a party or by which it is bound,

is required in connection with the execution, delivery and performance of this Agreement by the Corporation and the Vendors or the sale of the Purchased Shares hereunder.

3.23          Financial Statements. Except as set out in Schedule 3.23 of the Company Disclosure Schedule with respect to the Interim Financial Statement, the Financial Statements, including the notes to the Financial Statements, if any, have been prepared in accordance with GAAP applied on a basis consistent with prior periods, are correct and complete, are in accordance with the Corporation's books and records and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Corporation for the respective periods covered by the Financial Statements. The financial position and condition of the Corporation is now at least as good as that shown on or reflected in the Interim Financial Statements. When prepared, the Unaudited Financial Statements will be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the Audited Financial Statements and will present fairly the financial position and results of operations of the Corporation as at December 31, 2002.

3.24          Financial Books and Records. The books and records of the Corporation have been maintained in accordance with good bookkeeping practice and fairly and correctly set out and disclose in accordance with GAAP the financial position of the Corporation and the Subsidiaries as at the date hereof and all financial transactions of the Corporation and the Subsidiaries have been accurately recorded in such books and records.

3.25          Corporate Records. The corporate records and minute books of the Corporation and the Subsidiaries contain complete and accurate minutes of all meetings held and resolutions passed by the directors and shareholders of the Corporation and the Subsidiaries since the incorporation of the Corporation or the Subsidiaries, the share certificate books, registers of shareholders, registers of transfers and registers of directors of the Corporation and the Subsidiaries are complete and accurate and all exigible security transfer tax payable in connection with the transfer of any securities of the Corporation has been duly paid.

3.26          Absence of Changes. Since the Financial Statement Date, the Corporation has carried on the Business and conducted its operations and affairs only in the ordinary course of business and there has not been:

(a)	any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Corporation or the Business;

(b)	any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Corporation;

(c)

any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Corporation, other than those incurred in the ordinary course of business, or as disclosed in any Contract listed on any Schedule hereto;

(d)

any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Corporation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable, repayment of indebtedness in accordance with its terms, and tax liabilities incurred, in the ordinary course of business;

(e)

any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of the Corporation or any direct or indirect redemption, purchase or other acquisition of any such shares, other than pursuant to the Vendors' reorganization contemplated in section 6.25 provided it is approved in advance by the Purchaser;

(f)

any issuance or sale by the Corporation, or any Contract entered into by the Corporation, for the issuance or sale by the Corporation of any shares in the capital of or securities convertible into or exercisable for shares in the capital of the Corporation;

(g)	any labour trouble adversely affecting the Corporation;

(h)

any licence, sale, assignment, transfer or disposition of any property or assets of the Corporation, other than sales of inventory to customers in the ordinary course of business or pursuant to the Vendors reorganization to remove the subsidiaries from the Corporation prior to Closing;

(i)	any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Corporation in amounts exceeding $25,000 in the aggregate;

(j)

any general increase in the compensation of employees of the Corporation (including, without limitation, any increase pursuant to any Employee Plan or commitment) other than in the ordinary course of business;

(k)

other than in the ordinary course of business any increase in any compensation or bonus (including, without limitation, any increase pursuant to any Employee Plan or commitment) payable to any officer, employee, consultant or agent of the Corporation having an annual salary or remuneration in excess of $20,000, or the execution of any employment contract with any officer or employee having an annual salary or remuneration in excess of $20,000, or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Corporation;

(l)	any capital expenditures or commitments of the Corporation in excess of $100,000 in the aggregate;

(m)

any forward purchase commitments in excess of the requirements of the Corporation for normal operating inventories (other than the purchase of 3 months worth of inventory from the Corporation's supplier, Dana, for improved purchase terms) or at prices higher than the current market prices;

(n)	any forward sales commitments other than in the ordinary course of business;

(o)	any change in the accounting or tax practices followed by the Corporation;

(p)	any change adopted by the Corporation in its depreciation or amortization policies or rates;

(q)	disposed of any Licence, patent, trade mark, trade name or copyright;

(r)	disposed of or disclosed to any person any trade secret, formula, process or know-how; or

(s)	any continuing change adverse to the Corporation in the credit terms offered to customers of, or by suppliers to, the Corporation.

3.27          Taxes. The Corporation has duly completed and timely filed all federal, provincial and local tax and other returns and reports which were required to be filed in respect of all Taxes or withholdings of any nature whatsoever due to taxing authorities in all jurisdictions applicable to it; all such tax and other returns are true, correct and complete in all material respects and properly reflect and do not in any respect understate the taxable income or the liability of the Corporation for such Taxes, in the relevant tax year or calendar year. The Corporation has made, and will in the Unaudited Financial Statements make, adequate provision for taxes payable by it for the period ending December 31, 2002 and any previous period for which tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims in progress, pending or threatened against, the Corporation in respect of Taxes and in particular there are no currently outstanding reassessments or written enquiries that have been issued or raised by any government authority relating to any such Taxes. The Corporation has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. The Corporation and each of the Subsidiaries has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of GST. The Canadian federal income tax liability of the Corporation has been assessed by Canada Customs and Revenue Agency for all financial years up to and including the financial year ended December 31, 2001 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against, the Corporation or the Subsidiaries. The Vendors have provided to the Purchaser a true copy of all tax returns filed by the Corporation in respect of the five last completed financial years of the Corporation.

3.28          Litigation and Other Proceedings. Except as described in Schedule 3.28 of the Company Disclosure Schedule, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute resolution procedure, investigation or inquiry by any governmental, administrative, regulatory or similar body, or any similar matter or proceeding (collectively, "proceedings") against or involving the Corporation, the use of the Corporation's assets or properties or any premises occupied by the Corporation (whether in progress or threatened), and no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation.

3.29          Residency. The Vendors and the Corporation are each a resident of Canada for the purposes of the Income Tax Act (Canada).

3.30          GST Registration. The Corporation is a registrant for the purposes of the ETA whose registration number is as specified in Schedule 3.30 of the Company Disclosure Schedule.

3.31          Accounts and Attorneys. Schedule 3.31 of the Company Disclosure Schedule sets forth a true and complete list showing: (a) the name of each bank, trust company or similar institution in which the Corporation has accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, firm, corporation or business organization holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

3.32          Directors and Officers. Schedule 3.32 of the Company Disclosure Schedule sets forth the names and titles of all the officers and directors of the Corporation.

3.33          Non-Arm's Length Transactions. The Corporation has not, since the Financial Statement Date, made any payment or loan to, or borrowed any monies from or otherwise become indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation, except as disclosed in the Unaudited Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of business consistent with past practices. Except as described in Schedule 3.33 of the Company Disclosure Schedule or in the Audited Financial Statements or in the Unaudited Financial Statements, and except for Contracts of employment, the Corporation is not a party to any Contract with any officer, director, shareholder or any other person not dealing at arm's length with the Corporation. No officer, director or shareholder of the Corporation and no entity which is an Affiliate or Associate of one or more of such individuals:

(a)

owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor of the Business, the Corporation or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Corporation;

(b)	owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business; or

(c)

has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation in connection with the Business, except for any liabilities reflected in the Unaudited Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under the Employee Plans or claims which will be satisfied before or released on Closing.

3.34          Environmental. To the best of the Vendors' knowledge and belief after due inquiry of the Corporation's senior Quebec City employee, Richard Godin (with due inquiry for purposes of Section 3.34 being reviewing with them the questions in Exhibit 3.34) but excluding any information disclosed by the Purchaser's environmental review:

(a)

except as described in Schedule 3.34 of the Company Disclosure Schedule, the Corporation, the Business, the Real Property, and all the Corporation's operations have been and are in compliance with all applicable Environmental Laws;

(b)

the Corporation has all licences, permits, approvals, consents, certificates, registrations and other authorizations required under Environmental Laws (the "Environmental Permits") for the operation of the Business, all of which are described in Schedule 3.34 of the Company Disclosure Schedule.

(c)

each Environmental Permit is valid, subsisting and in good standing, and the Corporation is not in default or breach of any Environmental Permit, and no proceeding is pending or threatened and no grounds exist to revoke or limit any Environmental Permit;

(d)	the Corporation has not used or permitted to be used, except in compliance with all

Environmental Laws, any of its properties (including the Real Property and the Leased Property) or facilities or any property or facility which it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(e)	no underground storage tanks are or have been located on the Real Property or the Leased Property;

(f)

the Corporation has not received any notice of, or been prosecuted for, non-compliance with any Environmental Laws, and neither the Vendors nor the Corporation has settled any allegation of non-compliance prior to prosecution.

(g)

there are no notices, orders or directions relating to environmental matters requiring, or notifying the Vendors, the Corporation or the Subsidiaries that it is or may be responsible for, any containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Business or any property of the Corporation or the Subsidiaries;

(h)

the Corporation has not caused or permitted, nor has there been any, release, emission, spill or discharge, in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with any of its properties (including the Real Property and the Leased Property) or assets or their use, or any property or facility which it previously owned or leased, or any such release on or from a facility owned or operated by any third party but with respect to which the Corporation is or may reasonably be alleged to have liability;

(i)

all Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Corporation or resulting from the Business have been disposed of, treated and stored by the Corporation in compliance with all Environmental Laws;

(j)

the Vendors have delivered to the Purchaser true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Corporation, the Business, the Real Property and their use which are or with reasonable efforts could be within the possession or control of the Vendors; and

(k)

there are no past or present actions, activities, circumstances, conditions, events or incidents involving the Corporation that could form the basis of any claim for violation of any Environmental Law against the Corporation or against any person or entity whose liability for any such violation the Corporation has or may have retained or assumed either contractually or by operation of law.

3.35          Employee Plans. Schedule 3.35 of the Company Disclosure Schedule will contain a complete copy as amended of all pension plans, medical, disability and other benefit plans offered by the Corporation to its employees. Schedule 3.35 of the Company Disclosure Schedule will also identify each retirement, bonus, profit sharing, deferred compensation, severance or termination pay, sick leave, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Corporation for the benefit of employees or former employees of the Corporation (the "Employee Plans"), whether oral or written, and a true and complete copy, or if oral a written description, of each Employee Plan has been furnished to the Purchaser. The Employee Plans are the only benefit plans existing in respect of Employees. The Corporation is not a party to or otherwise subject to any other express or implied agreement or plan to provide health insurance or other benefits to retired employees. The pension plan listed on Schedule 3.35 of the Company Disclosure Schedule is a defined contribution plan and all required contributions have been made and will be made or accrued to Closing. The Vendors will deliver to the Purchaser with the Company Disclosure Schedule:

(a)	for those Employee Plans which are registered pursuant to applicable law, evidence of the relevant registration and all material correspondence with applicable regulatory authorities; and

(b)

the annual information or other government information returns or filings with respect to each Employee Plan for which an annual information or other government information return or filing is required and all professional opinions (whether or not prepared internally) relating to the Employee Plans.

Except as described in Schedule 3.35 of the Company Disclosure Schedule:

(c)	no material changes have occurred which would affect the statements to be provided to the Purchaser in accordance with this Section 3.35;

(d)

all Employee Plans and any amendments thereto are duly registered or filed where required or permitted by law, including registration or filing with the relevant tax authorities where such registration or filing is required to qualify for beneficial tax status, and the Employee Plans have been established, registered, invested and administered in accordance with all applicable laws. All obligations regarding the Employee Plans have been satisfied and will be satisfied as at the Closing Date and there are no outstanding defaults or violations by any party thereto, and no taxes are owing or exigible under any Employee Plan;

(e)	the Corporation has reserved the right to amend, modify or terminate each Employee Plan, subject to approvals required by applicable laws;

(f)

there have been no improper withdrawals, transfers or applications of assets from or under the Employee Plans or the fund relating thereto, and neither the Corporation, the Subsidiaries, nor any of their agents, has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the funds relating thereto;

(g)	all returns, filings, reports and disclosures relating to Employee Plans required pursuant to the terms of such plans or by application of law have been filed or distributed in accordance with the terms of such Employee Plans and applicable laws;

(h)

there are no actions, suits, claims, trials, demands, arbitrations or other proceedings pending or, to the knowledge of the Vendors, the Corporation and the Subsidiaries, threatened with respect to the Employee Plans against the Corporation or the Subsidiaries or any fiduciary, funding agent, insurer or fund of such Employee Plans, other than ordinary and usual claims for benefits by Employees or beneficiaries, that could be expected to materially adversely affect any requirement under this Agreement. To the knowledge of the Vendors, the Corporation and the Subsidiaries, there exists no state of facts which, after notice or lapse of time or both, could reasonably be expected to give rise to any such action, suit, claim, trial, demand, arbitration or other proceeding. Further, should any matter arise prior to Closing which could affect the registration of any of the Employee Plans, the Corporation or the Subsidiaries will take, or will cause to be taken, all steps required to ensure the registration is not affected; and

(i)

all Employee Plans that are funded plans are funded or insured in accordance with their terms, rules, and all applicable laws. All required contributions, premium payments and source-deducted Employee contributions under the Employee Plans have been or will be made to the funding agents on or before Closing, including all current service costs and any special payments or contributions required to be made.

3.36          Collective Agreements. Except as described in Schedule 3.36A of the Company Disclosure Schedule, the Corporation has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule 3.36A of the Company Disclosure Schedule, neither the Vendors nor the Corporation is aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Corporation, nor is there any certification of any such union with regard to a bargaining unit. The Business has not experienced any work stoppages or strikes (legal or otherwise) in the past five years.

3.37          Employees. Schedule 3.37A of the Company Disclosure Schedule contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or otherwise act as agents or representatives of the Corporation as of the date of this Agreement (the "Employees") specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee. Schedule 3.37B of the Company Disclosure Schedule lists all Employees on Schedule 3.37A of the Company Disclosure Schedule (including those on lay-off but other than those in receipt of benefits under Workers' Compensation Legislation) who have been absent continually from work for a period in excess of one month, as well as the reason for their absence. Except as described in Schedule 3.37C of the Company Disclosure Schedule there are no complaints, grievances, claims, work orders, investigations or charges outstanding, nor to the knowledge of the Vendors and the

Corporation, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Corporation under or in respect of any Employment Legislation. Schedule 3.37D of the Company Disclosure Schedule lists all Employees in respect of whom the Corporation has been advised by the Workers' Compensation Board that such Employees are in receipt of benefits under the Workers' Compensation Act (Ontario). The Corporation is in compliance with the Employment Standards Act (Ontario), the Workers' Compensation Act (Ontario) and other Employment Legislation and, without limiting the generality of the foregoing:

(a)	there are no appeals pending before a Workers' Compensation Tribunal involving the Corporation;

(b)	all levies, assessments and penalties made against the Corporation pursuant to the Workers' Compensation Act (Ontario) have been paid;

(c)	the Corporation is currently in the Rate Group for workers' compensation purposes as specified in Schedule 3.37C of the Company Disclosure Schedule;

(d)

there has been no change in the rating assessment applicable to the Corporation or the Subsidiaries under the Workers' Compensation Act (Ontario) during the past five years, except as described in Schedule 3.37E of the Company Disclosure Schedule;

(e)	the Corporation is not aware of any audit currently being performed by the Workers' Compensation Board; and

(f)

all payments required to be made in trust to the Director of Employment Standards in respect of termination and/or severance pay under the Employment Standards Act (Ontario) in respect of Employees listed on Schedule 3.37F of the Company Disclosure Schedule have been made. Schedule 3.37F of the Company Disclosure Schedule lists all contracts to which section 13.1 of the Employment Standards Act (Ontario) may apply.

Except as described in Schedule 3.37G of the Company Disclosure Schedule, to the knowledge of the Vendors and the Corporation, no present or former employee of the Corporation has any claim against the Corporation (whether under federal or provincial law, under an employment agreement or otherwise) on account of or for:

(g)	overtime pay, wages or salary for any period, other than current payroll;

(h)	vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year; or

(i)	any violation of any statute, ordinance or regulation relating to minimum wage or maximum hours of work.

3.38          Employee Accruals. All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been, and will be reflected in the Unaudited Financial Statements, the Audited 2002 Financial Statements and the Closing Financial Statements..

3.39          Customers and Suppliers. Schedule 3.39A of the Company Disclosure Schedule sets out the "major customers" of the Corporation (being those customers of the Corporation accounting for more than 5% of the sales of the Business for the period January 1, 2002 to December 31, 2002 and supplier who have sold to the Corporation, or for whom the Corporation has arranged sales of more than $100,000 since January 1, 2001 and there has been no termination or cancellation of, and no modification or change in, the business relationship of the Corporation with any major customer or group of major customers or any supplier. The Corporation has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Corporation will not continue after the Closing Date in substantially the same manner as prior to the date of the Agreement. There are no claims against the Corporation to return merchandise, other than in the ordinary course of business. All rebates, discounts or allowances given to customers of the Corporation are disclosed in Schedule 3.39B of the Company Disclosure Schedule and have been fully paid or fully reserved for in the Financial Statements, and will be fully paid or fully reserved for in the Unaudited Financial Statements, the Audited 2002 Financial Statements and the Closing Financial Statements, as the case may be. There has been no material change in or relating to the provision of rebates, discounts and allowances given to customers of the Corporation since December 31, 2001.

3.40          Product Warranties. Schedule 3.40 of the Company Disclosure Schedule is a complete list of all express, written warranties given to purchasers of products supplied or services provided by the Corporation. The Corporation has not made or given any warranty with respect to the products sold or services provided by the Corporation except as listed on Schedule 3.40 of the Company Disclosure Schedule.

3.41          Aggregate Debt. The aggregate of all debt of the Corporation, including accounts payable, short and long term debt and interest accruals, does not and will not at Closing exceed $12 million.

3.42          Subsidiaries. Other than potential product liability for product supplied by the Corporation to the Subsidiaries for which the Corporation would have rights of recovery from the respective Subsidiary (in respect of which the Vendors have no knowledge of any pending or threatened claims) the Subsidiaries have no liabilities for which the Corporation is or may become liable.

3.43          Accuracy. Neither this Agreement nor any document or certificate to be provided by the Corporation or the Vendors pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any of the statements contained herein or therein not misleading.

3.44          Filter Company. The Vendors have knowledge of the business of the Filter Company, have received and reviewed the share purchase agreement by which the Purchaser is to purchase the shares of the Filter Company, and confirm the accuracy of the representations and warranties made to the Purchaser by the sellers of the shares of the Filter Company.

3.45          No Knowledge. To the knowledge of the Vendors and the Corporation, there exist no facts relating to the Business which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions herein contemplated. The representations and warranties of Vendors shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

4.          REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1          Individual Vendors. Each of the Vendors represents and warrants to the Purchaser on a joint and several basis as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

(a)

this Agreement is a legal, valid and binding obligation of such Vendor, enforceable against such Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. At the Time of Closing, each of the agreements, contracts and instruments required by this Agreement to be delivered by such Vendor will be valid and binding obligations of such Vendor, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Vendors and the Corporation as follows and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

5.1          Organization. The Purchaser is a corporation validly existing in good standing under the laws of Canada.

5.2          Corporate Power and Authorization. The Purchaser has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by the Purchaser. Each of the agreements, contracts and instruments required by this Agreement to be delivered by the Purchaser at the Time of Closing has been duly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendors and the Corporation in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. At the Time of Closing, each of the agreements, contracts and instruments required by this Agreement to be delivered by the Purchaser will be duly executed and delivered by the Purchaser and will be legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser by the Vendors and the Corporation in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3          Investment Canada. The Purchaser is not a Canadian within the meaning of the Investment Canada Act (Canada) and will file a Notification under that Act within 30 days following Closing.

5.4          No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)	any Contract to which the Purchaser is a party or by which it is bound;

(b)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(c)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)	any applicable, law, statute, ordinance, regulation or rule.

5.5          Consents and Approvals. Except as set out in Schedule 5.5 of the Company Disclosure Schedule, there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

5.6          Net Book Value. The Purchaser's net book value as of Closing will not be less than $3,000,000.

5.7          GST Registration. The Purchaser is a registrant for purposes of the ETA whose registration number is R102295920.

5.8          Credit Facilities. So long as a balance remains outstanding under the Promissory Note, the Purchaser's:

(a)

credit facility, including both operating line and term facility (but excluding any purchase money security interests), shall not exceed in aggregate, excluding accrued interest, the principal amount equal to the sum of (a) $8,500,000, plus (b)

the amount of principal evidenced under the Promissory Note repaid to the Vendors after Closing to the relevant time;

(b)	first mortgage granted on its Barrie facility shall not exceed $2,800,000 in principal amount;

(c)

investment and/or advance to be received from its shareholder for purposes of the transactions contemplated by this Agreement will be at least $4,000,000 and such amount will not be secured, or if secured will be fully subordinated to the security in favour of the Vendors.

6.          COVENANTS

6.1          Access to the Corporation. The Vendors shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser, of all title documents, Contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to the Corporation and the Business. The Vendors shall cause the Corporation to afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Business and the property, assets, undertaking, records and documents of the Corporation. At the request of the Purchaser, the Vendors shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Business and any property of the Corporation or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of the Corporation maintained by governmental or other public authorities. The Vendors shall cause the Corporation to conduct, in co-operation with the representatives or consultants of the Purchaser, such physical review of the inventory and equipment of the Business as is necessary so as to enable the confirmation of the values carried on the balance sheet of the Corporation in respect of such assets, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 6.1 shall not mitigate or otherwise affect the representations and warranties of the Vendors hereunder which shall continue in full force and effect as provided in Section 9.1.

6.2          Access to Third Parties. At the Purchaser's request, the Vendors shall co-operate with the Purchaser in arranging any such meetings as the Purchaser may reasonably request with: (a) employees of the Corporation; (b) customers, suppliers, distributors or others who have or have had a business relationship with the Corporation; and (c) auditors, accountants, bankers, solicitors or any other persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation and the Business. The Corporation shall authorize and permit its bankers to make full disclosure to the Purchaser and its representatives. The Corporation shall cause its auditors and accountants to make available to the Purchaser, on reasonable notice, all working papers within the possession or control of such auditors and accountants pertaining to the Financial Statements.

6.3          Environmental Auditing. Without limiting the generality of Sections 6.1 and 6.2, the Vendors shall permit the Purchaser's representatives or consultants to conduct all such interviews, testing, inspections, audits and assessments in respect of environmental matters with respect to the Quebec City location of the Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters, and the Vendors, the Corporation and the Subsidiaries shall co-operate in all respects therewith.

6.4          Title Investigation The Vendors shall forthwith deliver or make available to the Purchaser the following, to the extent the same are in the possession of the Vendors or the Corporation:

(a)	the title deeds relating to the Real Property and all title opinions and title insurance policies relating to the Real Property; and

(b)

any surveys, site plans, approved plans pursuant to which building permits were issued to allow development of the Real Property, architectural and engineering specifications, operating plans, CAD disks and drawings of any buildings or other structures located on the Real Property.

The Purchaser shall be entitled to investigate and satisfy itself whether title of the Real Property is and will be on closing be good and marketable title in fee simple and free from all Encumbrances, except for Permitted Encumbrances, and the Vendor, the Corporation and the Subsidiaries shall co-operate in all respects with removing or correcting any valid objection to title that is made by the Purchaser.

6.5          Access for Government Inspections. Subject to the rights of any other occupants of any property comprising part of the Real Property, the Purchaser shall be entitled to cause a full inspection of the Real Property and the Leased Property to be made by municipal, building department, zoning department, environmental department, fire department, Ministry of Health and such other appropriate authorities as the Purchaser or its counsel may consider necessary or advisable at any time and from time to time prior to the Closing Date in order to ensure that such properties comply with all applicable statutes, by-laws and regulations. The Vendors and the Corporation shall provide any consents or authorizations (written or otherwise) necessary or desirable to enable the Purchaser or its counsel to carry out such investigations as they may consider necessary or advisable, as soon as reasonably practicable after request by the Purchaser therefor.

6.6          Delivery of Books and Records. At the Time of Closing there shall be delivered to the Purchaser by the Vendors all of the books and records of and relating to the Corporation and the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors relating to their matters, but the Purchaser shall not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such books or records.

6.7          Leased Vehicles. The Purchaser covenants to continue lease payments for the two leased vehicles currently used by the Vendors as described in Schedule 6.7 of the Company Disclosure Schedule for each of the Vendors. The Purchaser will at the expiry of the leases execute documentation required to transfer ownership of the vehicles to the respective Vendor using such vehicle upon expiry of each lease and pay any required buy out payments at the expiry of the leases.

6.8          Environmental Assessment. The parties agree that the Purchaser will arrange for a Phase 1 and if necessary Phase 2 environmental assessment of the Real Property as soon as possible. If the assessment discloses issues of significance to the Purchaser acting reasonably or if it cannot be completed in time, the Purchaser may request that the Vendors, and the Vendors agree, to (a) cause the Corporation to transfer the Real Property to the Vendors or a corporation controlled by them prior to March 1, 2003 for $135,000 and (b) lease or cause the Real Property to be leased to the Corporation for a 5 year term at fair market rental with the landlord having responsibility for compliance with applicable environmental laws and agreeing to indemnify and hold the tenant and its successors harmless from all environmental liabilities other than those arising through actions of the tenant post closing. The landlord shall not be obligated to remediate any potential issues unless required by applicable laws.

6.9          Subordination. The Purchaser contemplates amalgamating with the Corporation and the Filter Company subsequent to Closing. The Vendors will, as requested from time to time, execute any documentation required to fully subordinate the security in favour of the Vendors to the security in favour of the lenders to amalgamated entity, including replacement lenders, and to acknowledge in writing when applicable that the covenants in favour of the Vendors have been amended to coincide with any amended covenants in favour of the senior lenders, provided always that any such reorganization or replacement facility from lenders shall not be inconsistent with the provisions of this Agreement.

6.10          Conduct Prior to Closing. Without in any way limiting any other obligations of the Vendors and the Corporation hereunder, during the period from the date hereof to the Time of Closing:

(a)

Conduct Business in the Ordinary Course Without limiting the generality of any other obligation of the Vendors or the Corporation hereunder, the Vendors shall cause the Corporation to conduct, and the Corporation shall conduct, the Business and the operations and affairs of the Corporation and the Subsidiaries only in the ordinary course of business;

(b)

No Unusual Transactions The Corporation shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Corporation or the Vendors contained herein;

(c)	No Material Contracts The Corporation shall not enter into any material supply arrangements (with the exception of the Supply Agreement to be entered into on

Closing between the Corporation and the Michigan 99 Inc.) or make any material decisions or enter into any material Contracts without the consent of the Purchaser, which consent shall not be unreasonably withheld;

(d)

Continue Insurance The Vendors shall cause the Corporation to continue, and the Corporation shall continue, to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

(e)

Contractual Consents The Vendors shall use their best efforts to give or obtain or cause the Corporation to give or obtain, and the Corporation shall use its best efforts to obtain, the notices, consents and approvals described in Schedule 3.22B of the Company Disclosure Schedule;

(f)

Preserve Goodwill Without limiting the generality of any other obligation of the Vendors or the Corporation hereunder, the Vendors shall use their best efforts to preserve, and cause the Corporation to preserve intact, and the Corporation shall use its best efforts to preserve intact, the Business and the property, assets, operations and affairs of the Corporation and to carry on the Business and the affairs of the Corporation as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation;

(g)

Discharge Liabilities The Vendors shall cause the Corporation and the Subsidiaries to pay and discharge, and the Corporation and the Subsidiaries shall pay and discharge, their respective liabilities in the ordinary course of business, except those contested in good faith by the Corporation or the Subsidiaries;

(h)

Corporate Action The Vendors shall use their best efforts to take and cause the Corporation to take, and the Corporation shall use its best efforts to take, all steps to complete the transactions contemplated by this Agreement, including to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Purchaser and to cause all necessary meetings of directors and shareholders of the Corporation to be held for such purpose;

(i)	Best Efforts The Vendors shall use their best efforts to satisfy the conditions contained in Section 7.1;

(j)

Shareholder Loans The Vendors shall repay to the Corporation on or before Closing any outstanding shareholder loans and loans to or from companies not being acquired (the Subsidiaries) shall also be repaid on or before Closing; and

(k)	Unaudited Financial Statements. The Vendors shall deliver to the Purchaser the Unaudited Financial Statement on or before February 28, 2003.

6.11          Delivery of Documents. At the Time of Closing the Vendors shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and marketable title, free and clear of all Encumbrances.

6.12          Employer Health Tax. The Vendors acknowledge and agree that, notwithstanding the completion of the transactions contemplated by this Agreement, the Corporation shall continue to have sole responsibility and liability for the payment of tax pursuant to the Employer Health Tax Act (Ontario) or any similar legislation in respect of all remuneration paid to employees of the Corporation or the Subsidiaries in respect of services provided during the period up to the Closing Date (the "pre-closing remuneration"), whether or not the same is paid by the Vendors or the Purchaser and whether or not before or after the Closing Date and all amounts shall be accrued to Closing that arise out of the Vendors' pre-closing reorganization. At the request of the Vendors, the Purchaser shall provide the Vendors with particulars of all payments made by the Purchaser to employees of the Corporation in respect of pre-closing remuneration.

6.13          Regulatory Consents. The Vendors shall use their best efforts to obtain or cause the Corporation to obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 3.22A of the Company Disclosure Schedule. If, notwithstanding such efforts, the Vendors are unable to obtain any of such consents and approvals, the Vendors shall not be liable to the Purchaser for any breach of covenant, provided that nothing contained herein shall affect any condition precedent to the Purchaser's obligation to complete the transactions contemplated hereby. If the Purchaser completes the transactions contemplated hereby on the Closing Date notwithstanding that any of the consents and approvals referred to in Schedule 3.22A of the Company Disclosure Schedule have not been obtained, the Vendors shall continue after the Closing Date to use their best efforts as requested by the Purchaser from time to time in order to attempt to obtain any such consent or approval.

6.14          Worker's Safety and Insurance. As at Closing any amounts payable by the Corporation under applicable worker's compensation legislation in the jurisdictions in which the Corporation carries on business shall have been paid or fully accrued.

6.15          Delivery of Vendors' and Corporation's Closing Documentation. The Vendors shall deliver to the Purchaser a certificate of status and two copies, certified by the Vendors and the Corporation, respectively, dated as of the Closing Date, of the constating documents and by-laws of the Corporation and of the resolutions of the Corporation authorizing the execution, delivery and performance by the Vendors and the Corporation of this Agreement and any documents to be provided by either of them pursuant to the provisions hereof. The Vendors shall each execute and deliver to the Purchaser the non-competition agreements referred to in Section 7.1(k). The Vendors shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transaction contemplated hereby as the Purchaser, acting reasonably, may request.

6.16          Delivery of Purchaser's Closing Documentation. The Purchaser shall deliver to the Vendors a certificate of status and two copies, certified by a senior officer of the Purchaser, dated as of the Closing Date, of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered two copies of each of such other documents relevant to the closing of the transaction contemplated hereby as the Vendors, acting reasonably, may request.

6.17          Financial Statements. The Purchaser will prepare the Closing Financial Statements in accordance with GAAP applied on a basis consistent with past practice, except where otherwise required.

6.18          Ownership of Subsidiaries. Purchaser is not purchasing the Subsidiaries and the Purchase Price does not reflect any value for the earnings of Subsidiaries. The parties shall cooperate in developing the most acceptable structure, without adverse effects to Purchaser or the Corporation, for Vendors to acquire ownership of the Corporation's interest in the Subsidiaries before Closing and to repay amounts owed by the Subsidiaries to the Corporation.

6.19          Publicity. During the period from the date of this Agreement to the Closing Date, neither Purchaser nor Vendors shall issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party. As soon after the date of this Agreement as required to comply with applicable disclosure obligations, Purchaser's parent, Hastings Manufacturing Company, shall announce the existence and material terms of this Agreement in a manner designed to comply with obligations imposed by the United States Securities and Exchange Commission and the American Stock Exchange, or any successor stock exchange. Following this announcement, Vendors, Purchaser and Hastings Manufacturing Company shall announce the existence and material terms of this Agreement to the employees, customers and suppliers of the Corporation, Purchaser and Hastings Manufacturing Company. All notices to employees, customers and suppliers of the Corporation, Purchaser and Hastings Manufacturing Company shall be jointly planned and coordinated by such parties. Notwithstanding the foregoing: (a) neither Purchaser nor Vendors shall be prevented at any time from furnishing any required information to any governmental agency or authority or from complying with that party's legal obligations nor prevented from publishing any information that is publicly available as a result; and (b) Purchaser and its parent, Hastings Manufacturing Company, may disclose the existence of this Agreement and the transactions contemplated by this Agreement to the chief executive officer of ACL Bearing Company for the purpose of retaining the relationship of Hastings Manufacturing Company as a distributor in the United States for ACL Bearing Company; provided however, that before disclosure, ACL Bearing Company shall have agreed to keep the existence of this Agreement and the transactions contemplated by this Agreement confidential.

6.20          Broker's Fees. Purchaser shall reimburse Vendors for any and all broker's fees, finder's fees, agent's commissions, financial advisers' fees and other similar fees (collectively, "Broker's Fees") imposed on Vendors as a result of any actions of Purchaser in connection with the performance of this Agreement or completion of the transactions contemplated by this Agreement. Likewise, Vendors shall reimburse Purchaser for any and all Broker's Fees imposed on Purchaser as a result of any actions of Vendors in connection with the performance of this Agreement or completion of the transactions contemplated by this Agreement except as specifically set forth in the Agreement.

6.21          Company Disclosure Schedule. (a) The Corporation shall deliver to the Purchaser the Company Disclosure Schedule, in complete and final form (subject to any updating necessary between delivery and the Closing Date), on or before the Delivery Date. If the Vendors are unable to deliver the Company Disclosure Schedule by the Delivery Date they may request and will receive an extension of five business days and all other scheduled events including the Closing Date will be extended by a corresponding period if the Purchaser so requires. The Purchaser shall be entitled to review the Company Disclosure Schedule until the expiration of a period of ten business days following such delivery, at which time the Purchaser shall notify the Vendors and the Corporation that (a) it accepts the Company Disclosure Schedule as delivered, or (b) identify in writing all items (the "Specified Items") which it has identified during such review which represent an amendment to a representation (rather than a delivery) or an item or change outside the ordinary course of business since the Financial Statement Date in respect of which the Purchaser feels a reduction of the Purchase Price is required and its good faith estimate of the reduction attributable to all Specified Items (the "Estimated Reduction"). In the event the Vendors and the Corporation disagree with the Purchaser's good faith estimate of the Estimated Reduction, the parties hereto shall then endeavour to agree upon the amount of the Estimated Reduction within five business days following the end of the Purchaser's period of review of the Company Disclosure Schedule. If the parties hereto fail to agree on the amount of the Estimated Reduction within such five business days period, the Purchaser may either terminate this Agreement to the extent such Specified Items relate to the Sections of the Agreement referred in Section 7.1(a) or in aggregate the Estimated Reduction exceeds the amount of the Promissory Note or if the Specified Items do not relate to Sections of the Agreement specified in Section 7.1(a) the Purchaser shall complete the Closing and may claim indemnity from the Vendors pursuant to Article 10 of this Agreement for the Estimated Reduction.

6.22          Review. One year following Closing the Purchaser and the Vendors, both acting reasonably, agree to review the status of Purchaser's credit facilities and its operations for the sole purpose of reviewing whether the Purchaser will enhance the security to the Vendors for the unpaid balance on the Promissory Note.

6.23          Supply Agreement. The Purchaser and Michigan 99 Inc. shall enter into on or before Closing, a 5 year Supply Agreement on terms and conditions acceptable to the Purchaser, including provisions requiring (i) market competitive wholesale distributor pricing, and (ii) order fill rates by Michigan 99 Inc. not to fall below 90% for any three month period, for the distribution by the Purchaser of timing components and timing products.

6.24          Negotiate. If the Formula Amount is not within the range of $9.2 million plus or minus $300,000 the parties shall in good faith attempt to negotiate within 10 days of determining the Formula Amount is outside that range, a mutually acceptable amendment to this Agreement.

6.25          Vendors' Preclosing Reorganization. The Purchaser will consent to any proposed pre-closing reorganization the Vendors may request provided it does not adversely affect the interests of the Purchaser, as determined by the Purchaser in its sole judgment, acting reasonably. The Vendors will disclose any proposed reorganization fully as soon as possible but in any event at least 14 days prior to implementation so that the Purchaser can evaluate the implications of any such reorganization. On or before Closing the Corporation will repay the shareholder loan owing to Elliott in the amount of $400,000.

6.26          Mortgages. The Purchaser will be giving its senior lenders a first mortgage over its Barrie facility but covenants while a balance is outstanding under the Promissory Note not to give a second mortgage over the Barrie facility to its operating lender unless it gives the Vendors notice thereof and grants the Vendors a collateral third mortgage over the Barrie facility immediately following the granting of any such second mortgage.

6.27          Shareholder Security. The Purchaser covenants that it will not grant any security over its assets in favour of its shareholder, Hastings Manufacturing Company, while a balance remains to be paid under the Promissory Note unless such security is fully subordinated to security in favour of the Vendors and will not make any payments by way of royalty, return of capital, dividend, or repayment of intercompany loans to Hastings Manufacturing Company while in default under, or which would render it in default under, the security in favour of the Vendors. This covenant will not prohibit the Purchaser from purchasing and paying for product from Hastings Manufacturing Company based on commercially reasonable wholesale transfer pricing practices.

7.          CONDITIONS OF CLOSING

7.1          Conditions of Closing in Favour of the Purchaser. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed or waived by the Purchaser at or prior to the Time of Closing:

(a)

Representations and Warranties The representations and warranties of the Vendors and the Corporation contained in Sections 3.1(a), 3.3, 3.4, 3.5, 3.6, 3.7, 3.23, 3.27, 3.41 and 4.1 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and certificates of the Vendors and of the President of the Corporation dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably, and where changes have caused the representations and warranties to be inaccurate in any respect, such certificate shall set out the terms of such changes;

(b)

Covenants All of the covenants and conditions of this Agreement to be complied with or performed by the Vendors and the Corporation at or before the Time of Closing as referenced in Sections 6.1, 6.2, 6.3, 6.6, 6.8, 6.9, Subsections 6.10(a), (c), (d), (f), (g), (h), (i), (j), (k), 6.11, 6.18 and 6.21 shall have been complied with or performed in all material respects and certificates of the Vendors and the President of the Corporation dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)	Material Adverse Change There shall have been no material adverse change in the business of the Corporation since the Interim Statement Date with such a material adverse change being

(i)

indication from customers who on an annualized basis purchased in aggregate 50% or more of the sales of the Corporation since January 1, 2002 that they do not intend to purchase from the Corporation following Closing or intend to reduce purchases by an amount in aggregate of 50% or more of the sales of the Corporation between January 1, 2002 and December 31, 2002;

(ii)

indication from suppliers who on an annualized basis supplied in aggregate 75% or more of the inventory purchased by the Corporation since January 1, 2002 that they do not intend to supply the Corporation or intend to change the basis of supply to the Corporation; or

	(iii)	a 50% adverse change from the Unaudited Financial. Statements in any of

		(A)	aggregate current assets of the Corporation;

		(B)	aggregate total assets of the Corporation;

		(C)	aggregate current liabilities of the Corporation;

		(D)	aggregate liabilities of the Corporation; or

		(E)	equity of the Corporation.

(d)

No Action or Proceeding No legal or regulatory action or proceeding shall be pending or threatened by any governmental body which would, in the opinion of the Purchaser, acting reasonably, enjoin, restrict or prohibit

	(i)	the purchase and sale of the Purchased Shares contemplated hereby; or

	(ii)	the Purchaser from carrying on the Business in the manner in which the Corporation is carrying on the Business at the date hereof;

(e)

No Material Damage No material damage by fire or other hazard to the whole or any material part of the property or assets of the Corporation which is not adequately covered by insurance shall have occurred from the date hereof to the

Time of Closing;

(f)

Discharge of Encumbrances The Vendors shall have delivered to the Purchaser evidence in form and substance satisfactory to the Purchaser and its counsel that all Encumbrances (other than Permitted Encumbrances) affecting the Corporation have been discharged in full, other than any Encumbrances which, pursuant to the terms of this Agreement, are not required to be discharged;

(g)

Legal Matters All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto not inconsistent with this Section 7.1, and all legal matters relating to the purchase of the Purchased Shares, including title of the Vendors to the Purchased Shares, shall have been approved as to form and legality by Lang Michener, counsel to the Purchaser, acting reasonably;

(h)	Non-Competition Agreement The Vendors shall have executed and delivered to the Purchaser a non-competition agreement in the form of the non-competition agreement annexed hereto as Exhibit 7.1(h);

(i)	Legal Opinion The Vendors shall have delivered to the Purchaser a legal opinion of Damir Vrancic, counsel to the Vendors, in the form annexed hereto as Exhibit 7.1(i);

(j)

Resignation of Directors and Officers The Vendors and such directors and officers of the Corporation as the Purchaser may specify shall have resigned in favour of nominees of the Purchaser effective as of the Time of Closing;

(k)

Releases by Vendors, Directors and Officers The Vendors and such directors and officers of the Corporation as the Purchaser may specify shall have executed and delivered, at the Time of Closing, releases in favour of the Corporation and the Purchaser in the form annexed hereto as Exhibit 7.1(k);

(l)	Environmental Assessment Non-compliance by the Vendors with their covenant pursuant to Section 6.8 in respect of the Quebec City property prior to March 1, 2003;

(m)

Formula Amount If the Formula Amount is not within the range of $9.2 million plus or minus $300,000, and the parties are unable to negotiate a mutually acceptable amendment to this Agreement, the Purchaser may without penalty elect not to proceed with the purchase and sale of the Purchased Shares of the Corporation;

(n)	Company Disclosure Schedule The Purchaser shall have the opportunity to review the Company Disclosure Schedule in complete and final form for at least ten business days; and

(o)	Debt The Corporation must not, as shown in the Unaudited Financial Statements or at Closing, have more than $12 million of debt outstanding (including accounts payable, short and long term debt and interest accruals).

7.2          Non-Performance by the Vendors or the Corporation. If any of the conditions contained in Section 7.1 shall not be performed or fulfilled at or prior to the Time of Closing in the opinion of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendors, terminate this Agreement and the obligations of the Purchaser to complete the transactions contemplated by this Agreement other than the obligations contained in sections 6.19, 7.2, 7.4 and 11.2, shall be terminated, provided that whether or not the Purchaser so terminates its obligations, the Purchaser may also bring an action pursuant to Article 10 against the Vendors for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendors. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

In the event that the Vendors decide not to proceed with the share purchase transaction contemplated by this Agreement the Vendors will pay to the Purchaser a fee of $100,000 within 10 business days of the Vendors' decision not to proceed to compensate it for its expenses in evaluating and pursuing the transactions contemplated by this Agreement.

7.3          Conditions of Closing in Favour of the Vendors. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors, to be fulfilled or performed or waived by the Vendors at or prior to the Time of Closing:

(a)

Representations and Warranties The representations and warranties of the Purchaser contained in Section 5.1 to 5.6 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President and the Chief Financial Officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

(b)

Covenants All of the material terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of the President and the Chief Financial Officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

(c)

Regulatory Consents There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Purchaser to permit the change of ownership of the Purchased Shares contemplated hereby including, without limitation, those described in Schedule 3.22A of the Company Disclosure Schedule;

(d)

Formula Amount If the Formula Amount is not within the range of $9.2 million plus or minus $300,000, and the parties are unable to negotiate a mutually acceptable amendment to this Agreement, the Vendors may without penalty elect not to proceed with the purchase and sale of the Purchased Shares of the Corporation;

(e)	Security. The Vendors receiving security in a form satisfactory to them providing security for payment of the amounts evidenced by the Promissory Note; and

(f)

No Action or Proceeding No legal or regulatory action or proceeding shall be pending or threatened by any person which would, in the opinion of the Vendors, acting reasonably, enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

7.4          Non-Performance by the Purchaser. If any of the conditions contained in Section 7.3 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendors, acting reasonably, the Vendors may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement other than the obligations contained in sections 6.19, 7.2, 7.4 and 11.2, shall be terminated, provided that the Vendors may also bring an action pursuant to Article 10 against the Purchaser for damages suffered by the Vendors where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendors without prejudice to any claims it may have for breach of covenant, representation or warranty.

In the event that the Purchaser decides not to proceed with the purchase of the Purchased Shares, the Purchaser will pay to the Vendors a fee of $200,000 by forfeiture of its deposit paid pursuant to Section 2.2(e)(i) to compensate for their expenses in pursuing the transactions contemplated by this Agreement, without limiting the Vendors' right to sue for damages, unless such decision not to proceed is due to one or more of the following:

(i)	a material adverse change in the business of the Corporation as defined in Section 7.1(c);

(ii)	the Formula Amount not being within the range of $9.2 million plus or minus $300,000; or

(iii)	any condition precedent in Section 7.1, not being met prior to Closing.

8.          CLOSING ARRANGEMENTS

8.1          Place of Closing. The closing shall take place at the Time of Closing at the offices of Lang Michener, counsel to the Purchaser, Suite 2500, 181 Bay Street, Toronto, Ontario, M5J 2T7.

8.2          Transfer. At the Time of Closing, upon fulfillment of all the conditions set out in Article 7 which have not been waived in writing by the Purchaser or the Vendors, the Vendors shall deliver to the Purchaser certificates respecting all the Purchased Shares duly endorsed in blank for transfer with all exigible security transfer taxes paid, and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s), whereupon, subject to all other terms and conditions hereof being complied with, payment of the Purchase Price shall be paid and satisfied in the manner provided in Article 2.

8.3          Further Assurances. Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

9.          SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1          Survival of Covenants, Representations and Warranties. To the extent that the covenants have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall terminate at the expiration of two years following the Closing Date and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof, shall continue in full force and effect for the benefit of the party entitled to the benefit thereof, except that:

(a)

the representations and warranties set out in sections 3.1 to 3.6, inclusive (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 7.1(a) (the "Closing Certificates")) shall survive and continue in full force and effect without limitation of time;

(b)

the representations and warranties set out in Section 3.27 (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until, but not beyond, 120 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to the Corporation, provided the Corporation did not file any waiver or other document extending such period;

(c)	a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law; and

(d)

no claim for breach of any other representation, warranty or covenant shall be valid unless the party against whom such claim is made has been given notice thereof before the expiry of such two-year or other applicable period, as the case may be.

10.          INDEMNIFICATION

10.1          Indemnification by the Vendors. The Vendors and the Corporation jointly and severally agree to indemnify and save harmless the Purchaser, its directors, officers, employees and agents, from all Losses suffered or incurred by the Purchaser, its directors, officers, employees and agents, as a result of or arising directly or indirectly out of or in connection with:

(a)

any breach by the Vendors or the Corporation of, or any inaccuracy of any representation or warranty of the Vendors or the Corporation contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(b)

any breach or non-performance by the Vendors or the Corporation of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)

the failure of the Vendors to perform any of their obligations relating to or in respect of the Corporation not assumed by the Purchaser pursuant to this Agreement, or arising under contracts or other agreements assumed by the Purchaser pursuant to this Agreement but relating to or arising out of action or inaction of the Vendors and relating to events which occurred prior to the Closing Date;

(d)	any use of the Corporation's assets or the operations of the Business up to the Time of Closing; and

(e)	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

provided, however, that the Purchaser shall not be entitled to indemnification pursuant to this clause unless and until the sum of (a) the Losses and (b) the aggregate amount of Estimated Reduction, if any, exceeds Cdn $100,000 in the aggregate (the "Deductible"); and provided further that thereafter, subject to section 10.3 the Purchaser shall be entitled to indemnification in respect of all Losses in excess of the Deductible up to but not exceeding the Purchase Price.

Notwithstanding the fact that (i) a representation or warranty may have been made jointly and severally by the Vendors and the Corporation or a covenant may constitute a joint and several obligation of the Vendors and the Corporation and (ii) under this section 10.1 the Vendors and the Corporation jointly and severally agree to indemnify the Purchaser, effective on completion of the Closing the liability of the Corporation under this Agreement in respect of covenants, representations and warranties made in favour of the Purchaser shall be released and terminated without in any way affecting or diminishing the liability of the Vendors to the Purchaser (including, but not limited to, a breach by either the Vendors or the Corporation of their respective covenants, representations or warranties made in favour of the Purchaser). To the extent the Vendors are called upon to indemnify the Purchaser pursuant to this Agreement, the Vendors shall have no right to claim against the Corporation for contribution in respect of such indemnification.

10.2          Indemnification by the Purchaser. The Purchaser agrees to indemnify and save harmless the Vendors from all Losses suffered or incurred by the Vendors as a result of or arising directly or indirectly out of or in connection with: (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

10.3          Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

10.4          Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

10.5          Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless: (a) the Indemnifying Party consents to the retention of such counsel; (b) unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences); or (c) Purchaser shall have reasonably concluded that Purchaser's interests could only be adequately protected by Purchaser's direct participation in or defense of the action, suit or proceeding. If any Third Party Claim is of a nature such that: (a) the Indemnified Party is required by applicable law or the order of any court, tribunal or regulatory body having jurisdiction; or (b) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices in respect of: (i) a Third Party Claim by a customer relating to products or services supplied by the Business; or (ii) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof by a reasonable and prudent operator in substantially the same manner in which it has heretofore been operated by the Corporation in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, immediately after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, immediately after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was reasonable in the circumstances having regard to the amount and merits of the Third Party Claim, such dispute shall be submitted to arbitration pursuant to the Arbitrations Act, 1991 (Ontario). All such arbitrations shall be governed by the following rules:

(a)

the party desiring such arbitration shall give written notice to that effect to the other party and, if within seven days of such notice, the Indemnified Party and the Indemnifying Party have failed to agree on a single arbitrator, the party desiring such arbitration shall by written notice to the other party appoint an arbitrator.

Within 15 days thereafter, the other party shall, by written notice to the original party, appoint a second person as one of the arbitrators. The two arbitrators thus appointed shall select a third person within seven days of the appointment of the second arbitrator. If the two arbitrators fail to agree upon the selection of such third arbitrator within such seven day period, either of the parties upon written notice to the other party may apply for the appointment of a third arbitrator to the Ontario Court (General Division) or to any other court having jurisdiction. If the second arbitrator shall not have been appointed as aforesaid, the first arbitrator shall proceed to determine such matter. The arbitrator or arbitrators thus appointed shall determine such matter within 20 days of the appointment of the last arbitrator appointed;

(b)

the determination of the majority of the arbitrators or of the sole arbitrator, as the case may be, shall be conclusive and binding upon the parties and shall be deemed to form part of this Agreement. The arbitrators shall give written notice to the parties stating their determination and shall furnish to each party a copy of such determination signed by them;

(c)

in the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of the arbitrator so failing, refusing or unable to act;

(d)	the expenses of any arbitration shall be awarded by the arbitrator or arbitrators or, in the absence of such an award, shall be borne equally by the parties; and

(e)	each party shall act in good faith and shall act diligently to proceed with and complete the arbitration proceedings.

10.6          Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

10.7          Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

10.8          Remedies Cumulative. The remedies provided in this Article are cumulative and shall not prevent the assertion by Purchaser of any other rights or the seeking of any other remedies against any Vendor.

10.9          Taxes. All references in this Article 10 to Losses shall exclude GST to the extent that input tax credits are available therefor. If the Vendors, the Corporation and the Purchaser, acting reasonably, determine that any payment (the "Payment") made pursuant to this Article 10 is subject to GST or is deemed by the ETA to be inclusive of GST, or is subject to any other tax, the Indemnifying Party agrees to pay to the Indemnified Party, in addition to the Payment, an amount equal to the GST or other tax payable in connection with such Payment and such additional amount.

10.10          Right of Set Off. If, pursuant to this Agreement or any agreement entered into pursuant hereto, the Vendors are liable to indemnify the Purchaser, then without limiting or waiving in any respect any rights or remedies of the Purchaser given under this Agreement or now or hereafter existing at law or in equity or by statute, such sums shall be set off against and shall apply to any sums of money or securities owed by the Purchaser to the Vendors until such sums are completely set off.

11.          MISCELLANEOUS

11.1          Notices.

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

if to the Vendors:

c/o Ertel Manufacturing Corporation of Canada Ltd. 110 Norfinch Drive, Unit 1 North York, Ontario M3N 1K1

Attention: Paul Elliott and Jeffrey Scott

if to the Purchaser:

400 Huronia Road Box 4200 Barrie, Ontario L4M 4V3

Attention: Robert Weatherston, President

with a copy to

Robert Glass

Lang Michener 181 Bay Street Suite 2500, BCE Place Toronto, Ontario M5J 2T7

if to the Corporation:

Ertel Manufacturing Corporation of Canada Ltd. 110 Norfinch Drive, Unit 1 North York, Ontario M3N 1K1

Attention: Paul Elliott and Jeffrey Scott

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three business days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 11.1.

11.2          Commissions, etc. It is understood and agreed that no broker, agent or other intermediary acted for the Vendors or the Purchaser in connection with the sale or purchase of the Purchased Shares and the Vendors agree to indemnify and save harmless the Purchaser and the Purchaser agrees to indemnify and save harmless the Vendors from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the party providing such indemnity.

11.3          Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective heirs, legal personal representatives, successors and permitted assigns. Except as provided in this Section 11.3, neither party may assign any of its rights or obligations hereunder without the prior written consent of the other parties. The Purchaser may, at any time prior to the Time of Closing:

(a)

assign all of its rights and obligations under this Agreement to any person if the Vendors' prior written consent is obtained and the assignee delivers to the Vendors an instrument in writing executed by the assignee confirming that it is bound by and shall perform all of the obligations of the Purchaser under this Agreement as if it were an original signatory; or

(b)	assign all of its rights and obligations hereunder to an Affiliate of the Purchaser who delivers an instrument in writing to the Vendors as set out in Section 11.3(a);

provided that no such assignment shall relieve the Purchaser of its obligations under this Agreement. In the event of an assignment as set out above, any reference in this Agreement to the Purchaser shall be deemed to include the assignee.

          After the Time of Closing, the Purchaser may assign its rights, benefits and obligations under this Agreement to any person who purchases all or substantially all of the shares or assets of the Corporation without the consent of the Vendors provided the balance remaining to be paid under the Promissory Note has been previously paid in full or is paid in full at the closing of any such transaction.

11.4          Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

11.5          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

BALANCE OF THE PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF this Agreement has been executed by the parties.

/s/ Paul Elliott
PAUL ELLIOTT

/s/ Jeffrey Scott
JEFFREY SCOTT

HASTINGS INC.

By:	/s/ Robert Weatherston
	Name:	Robert Weatherston
	Title:	President

ERTEL MANUFACTURING CORPORATION OF CANADA LTD.

By:	/s/ Jeffrey Scott
	Name:	Jeffrey Scott
	Title:	President

Schedules and Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

          The schedules and exhibits listed in Section 1.12 will, in accordance with Item 601(b)(2) of Regulation S-K, be furnished supplementally to the Securities and Exchange Commission upon request.